                                  UNITED STATES
                         SECURITIES EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                  SCHEDULE 13G

                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
      RULES 13d-1 (b),(c) and (d) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(b)

                               (Amendment No. 1)

                    Under the Securities Exchange Act of 1934

                             Viasys Healthcare, Inc.
                    -----------------------------------------
                                (Name of Issuer)


                           Common Stock $.01 par value
                    -----------------------------------------
                         (Title of Class of Securities)

                                    92553Q209
                           ---------------------------
                                 (CUSIP Number)





                                February 14, 2003
                          ---------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]   Rule 13d-1(b)

[X]   Rule 13d-1(c)

[_]   Rule 13d-1(d)

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CUSIP NO. 92553Q209
         ------------
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1.    Names of Reporting Persons.

      Glenview Capital Management, LLC

      I.R.S. Identification Nos. of above persons (entities only). 13-4136746
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2.    Check the Appropriate Box if a Member of a Group     a  [_]
                                                           b  [_]
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3.    SEC Use Only

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4.    Citizenship or Place of Organization

      Delaware
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                     5.   Sole Voting Power
  Number of
    Shares                0
 Beneficially      -------------------------------------------------------------
   Owned by          6.   Shared Voting Power
     Each
   Reporting              0
    Person         -------------------------------------------------------------
     With            7.   Sole Dispositive Power

                          0
                   -------------------------------------------------------------
                     8.   Shared Dispositive Power

                          0
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9.    Aggregate Amount Beneficially Owned by Each Reporting Person

      0
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10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares  [_]

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11.   Percent of Class Represented by Amount in Row (9)

      0%
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12.   Type of Reporting Person

      OO
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Item 1(a).      Name of Issuer:

                Viasys Healthcare Inc.

Item 1(b).      Address of Issuer's Principal Executive Offices:

                227 Washington Street, Suite 200
                Conshohocken, PA 19428

Item 2(a).      Name of Person Filing:

                Glenview Capital Management, LLC.

Item 2(b).      Address of Principal Business Office or, if None, Residence:

                540 Madison Avenue, 33rd Floor
                New York, N.Y. 10022

Item 2(c).      Citizenship:

                United States.

Item 2(d).      Title of Class of Securities:

                Common Stock $.01 par value

Item 2(e).      CUSIP Number:

                92553Q209

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

                (a) [_] Broker or dealer registered under Section 15 of the
                        Exchange Act.
                (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act.
                (c) [_] Insurance company as defined in Section 3(a)(19) of the
                        Exchange Act.
                (d) [_] Investment company registered under Section 8 of the
                        Investment Company Act.
                (e) [_] An investment adviser in accordance with
                        Rule 13d-1(b)(1)(ii)(E);
                (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
                (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
                (h) [_] A savings association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act;

                                        3

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                (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
                (j) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.         Ownership.

                Glenview Capital Management, LLC beneficially owns 0 shares of common stock, which represents 0% of the aggregate outstanding shares of that class.

Item 5.         Ownership of Five Percent or Less of a Class.

                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.         Ownership of More than Five Percent on Behalf of Another Person.

                Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                Not applicable.

Item 8.         Identification and Classification of Members of the Group.

                Not applicable.

Item 9.         Notice of Dissolution of Group.

                Not applicable.

Item 10.        Certification.

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                          2/14/2003
                                               ---------------------------------
                                                             Date

                                                    /s/ Lawrence M. Robbins
                                               ---------------------------------

                                                       Lawrence M. Robbins
                                                     Chief Executive Officer

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